Exhibit 5.13

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name, included or incorporated by reference in the Registration Statement on Form F-10 filed by Fury Gold Mines Limited with the United States Securities and Exchange Commission, in connection with all scientific and technical information relating to the mineral projects or properties material to Fury Gold Mines Limited, not relating to or given after the date of each of (a) the technical report entitled “Technical Report, Updated Mineral Resource Estimate and Preliminary Economic Assessment on the Eau Claire Gold Deposit, Clearwater Property, Quebec, Canada” dated effective February 4, 2018, (b) the amended and restated technical report entitled “Technical Report on the Committee Bay Project, Nunavut Territory, Canada” dated October 23, 2017, and with an effective date of May 31, 2017, and (c) the amended and restated technical report entitled “Technical Report, Updated Mineral Resource Estimate and Preliminary Economic Assessment on the Homestake Ridge Gold Project, Skeena Mining Division, British Columbia” dated effective May 29, 2020, and amended and restated on June 24, 2020, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of Fury Gold Mines Limited.

Dated: May 10, 2021

By:	/s/ David Rivard
David Rivard, P.Geo.
Fury Gold Mines Limited